                                                                    Exhibit 99.2

                                 March 23, 2007

APN Holding Company, Inc.
c/o Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners Special Situations Fund, Ltd.
555 Madison Avenue, 16th Floor
New York, New York 10022
Attention: Mr. David Maura

     Re: Senior Credit Facility Commitment

Ladies and Gentlemen:

You have advised Bank of America, N.A. ("Bank") and Banc of America Securities LLC ("BAS") that (i) Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the "Equity Investors") have formed APN Holding Company, Inc., a Delaware corporation ("Holdings"), which owns all of the equity interests of Applica Incorporated, a Florida corporation ("Applica"), (ii) SFP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Salton, Inc., a Delaware corporation (the "Parent"), will be merged with and into Holdings, with Holdings being the surviving corporation of such merger, and (iii) all of the issued and outstanding shares of common stock of Holdings will be converted into the right to receive fully paid and non-assessable shares of common stock of the Parent. For purposes hereof, the foregoing series of transactions shall be referred to as the "Merger" and Parent, on a post-Merger basis, shall be referred to as the "Company." After giving effect to the Merger, Equity Investors will own approximately 83% of the shares of common stock of the Company and Applica and its subsidiaries will be subsidiaries of the Company.

You have also advised Bank and BAS that you intend to refinance the existing indebtedness and preferred stock of the Company and Applica (the "Refinancing"), and finance the Merger, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and the U.S. operating subsidiaries and affiliates of the Company, including, without limitation, Applica ("Borrowers"), and their respective subsidiaries after consummation of the Merger from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $100 million of common or preferred equity will be contributed (the "Equity Contribution") to the Company, through the Equity Investors and certain other investors, (b) at least $230,000,000 of equity of Holdings will be retained or rolled over by Equity Investors, (c) $250 million in a new senior secured credit facility (the "Senior Credit Facility") of Borrowers, and (d) at least $175 million in gross proceeds from the issuance and sale by Borrowers of other indebtedness having a lien second in priority to the lien on assets securing the Senior Credit Facility and a first lien on all the assets of the Company and its Subsidiaries not securing the Senior Credit Facility (the "Additional Debt"). The Merger, the Equity Contribution, the Refinancing, the entering into and funding of the Senior Credit Facility, the issuance and sale or provision of the Additional Debt and all related transactions are hereinafter collectively referred to as the "Transaction."

In connection with the foregoing, Bank is pleased to advise you of its commitment to provide the Senior Credit Facility of $250 million for Borrowers and that BAS is offering to syndicate the Senior Credit

Facility. The Senior Credit Facility will be subject to the terms and conditions of this letter and the attached Summary of Terms and Conditions marked as Exhibit A hereto (the "Term Sheet").

The paragraphs that follow, together with the attached Term Sheet, address the major issues related to this commitment, but are not intended to represent all of the terms and conditions that would be included in the Transaction Documents (to the extent not inconsistent with the terms hereof such other terms and conditions are subject to the agreement of the parties). Terms used in this letter, without definition, shall have the meanings ascribed to such terms in the Term Sheet.

Bank will act as sole and exclusive administrative and collateral agent for the Senior Credit Facility. BAS will act as sole and exclusive lead arranger and book manager. No additional agents, co-agents, arrangers or book manager will be appointed and no other titles will be awarded without Bank's and BAS's prior written approval.

BAS and Bank intend to commence syndication efforts promptly, and Holdings agrees (and shall use its commercially reasonable efforts to cause Borrowers) to actively assist BAS and Bank in achieving a syndication of the Senior Credit Facility that is reasonably satisfactory to BAS and Bank. Such assistance shall include (a) Holdings and Borrowers providing (and causing their advisors to provide) BAS, Bank and the other Lenders upon request all information reasonably deemed necessary by BAS and Bank to complete the syndication, including, but not limited to, due diligence materials and information referred to hereinbelow and in the Term Sheet; (b) Holdings and Borrowers providing assistance in the preparation of an offering memorandum to be used in connection with the syndication; and (c) Holdings and Borrowers otherwise assisting BAS and Bank in the syndication efforts, including by making senior management and advisors of Holdings and Borrowers and their respective subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Borrowers and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders. In connection with the Senior Credit Facility, Holdings agrees to provide (and to use its commercially reasonable efforts to cause Borrowers to provide) to Bank and BAS, in a prompt manner and in any event at or before such time as Bank and BAS may deem reasonably necessary for a complete and satisfactory review by Bank and BAS, all such documents, reports, agreements, financial and other information, environmental reports, appraisals and other items as Bank, BAS or their counsel may reasonably request with respect to Borrowers and their business.

It is understood and agreed that BAS and Bank will, in consultation with you, manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is further understood and agreed that no Lender participating in the Senior Credit Facility will receive any compensation from Holdings or Borrowers in order to obtain its commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letter described below. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank and BAS.

The commitment of Bank and BAS hereunder and the agreement of Bank and BAS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank and BAS: (a) the satisfaction of each of the terms and conditions set forth herein or in the Term Sheet; (b) the completion of all due diligence with respect to Borrowers and their respective subsidiaries in scope and determination reasonably satisfactory to Bank and BAS, including, but not limited to, Equity Investors' and Borrowers' delivery to Bank and BAS of (i) a finalized consolidated projection model, including monthly projections for the period commencing December 31, 2006 and ending June 30, 2008 and annual projections for the fiscal years 2009 through 2012 for Borrowers, (ii) field exams and updated appraisals with respect to Borrowers (iii) legal due diligence information for Applica and Parent, including, but not limited to, a listing of all of their material pending and threatened litigation; and (iv) all background checks with respect to senior management personnel of Borrowers; (c) the accuracy and completeness in all material respects of all representations that Holdings makes to Bank and BAS in and Equity Investors' compliance with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter (as hereinafter defined); (d) prior to and during the syndication of the Senior Credit Facility there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrowers or any of their respective subsidiaries (other than the Additional Debt); (e) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Term Sheet and otherwise reasonably satisfactory to Bank and BAS; (f) no change, occurrence or development that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of Borrowers and their respective subsidiaries shall have occurred since the date hereof; and
(g) Bank and BAS not becoming aware after the date hereof of any information or other matter which in Bank's and BAS's reasonable judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank or BAS on or before the date hereof with respect to Borrowers, their respective businesses or financial condition, or the transactions contemplated in connection with the Senior Credit Facility (in which case Bank and BAS may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

Holdings hereby represents, warrants and covenants that (a) all written information, other than Projections (defined below), which has been or is hereafter made available to Bank, BAS or Lenders by Holdings, Borrowers or their representatives in connection with the transactions contemplated hereby taken as a whole (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections and other forward looking statements concerning Borrowers or their respective subsidiaries that have been or are hereafter made available to Bank, BAS or the Lenders by Holdings, Borrowers or their representatives (the "Projections") have been or will be prepared in good faith based upon assumptions Holdings and Borrowers believe to be reasonable at the time made. Holdings agrees to furnish (and cause Borrowers to furnish) Bank and BAS with such Information and Projections as Bank or BAS may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Holdings understands that in arranging and syndicating the Senior Credit Facility, Bank and BAS will be using and relying on the Information and the Projections without independent verification thereof.

Holdings hereby acknowledges that (a) BAS and/or Bank will make available Information and Projections (collectively, "Borrower Materials") to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the proposed Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). Holdings hereby agrees that (w) Holdings will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," Holdings shall be deemed to have authorized BAS, Bank and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers or their securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) BAS and Bank shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

By acceptance of this offer, Holdings agrees to pay all reasonable costs and expenses of Bank and BAS incurred in connection with the Senior Credit Facility, the syndication thereof and the preparation of definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby, including, but not limited to, those described in the Term Sheet (the "Reimbursable Expenses"). In consideration of Bank's and BAS's issuance of this commitment, Equity Investors have delivered to Bank a deposit of $250,000 (the "Initial Deposit"). In addition, Equity Investors agree to deliver to Bank from time to time such additional deposits as may be necessary to cover Reimbursable Expenses in excess of the Initial Deposit (together with the Initial Deposit, the "Deposit"). If the Senior Credit Facility is consummated, then the Deposit, less all Reimbursable Expenses, will be applied to closing fees and expenses. In the event the Senior Credit Facility is not consummated due to Bank's failure to fund as a result of Equity Investors', Borrowers' failure to satisfy the conditions to funding the Senior Credit Facility, then Bank and BAS will be entitled to retain all unused portions of the Deposit. In the event the Senior Credit Facility is not consummated for any other reason, Bank and BAS shall return all unused portions of the Deposit to Equity Investors.

Holdings agrees to indemnify, defend and hold harmless Bank, BAS, each Lender and each of their affiliates and their respective directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of, in connection with or by reason of any investigation, litigation or proceeding (or preparation of a defense in connection therewith) concerning or related to any matters contemplated by this letter, any related transaction, the Senior Credit Facility (or any use made or proposed to be made with the proceeds thereof) or the Transaction Documents, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party. Neither Bank nor BAS shall be responsible or liable to Equity Investors, Borrowers, Guarantors or any other person or entity for any punitive, exemplary or consequential damages which may be asserted as a result of an alleged breach of this letter, the Term Sheet or the Transaction Documents or arising out of or related to any of the transactions contemplated hereby or thereby.

This Commitment Letter and the fee letter of even date herewith among Holdings, Bank and BAS (the "Fee Letter") are confidential and, except for disclosure on a confidential basis to (i) accountants, attorneys and other professional advisors retained by Holdings, Borrowers, Bank or BAS in connection with the Senior Credit Facility, and (ii) as may be required by law, may not be disclosed in whole or in part to any other person or entity without the prior written consent of Bank, BAS and Equity Investors; provided, however, it is understood and agreed that Holdings may disclose this Commitment Letter (including the Term Sheet) and the Fee Letter (a) on a confidential basis to the board of directors and advisors of Parent and the Company in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

Holdings acknowledges that Bank and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with those of Equity Investors. Bank and BAS agree that they will not furnish confidential information obtained from Equity Investors to any of their other customers and that they will treat confidential information relating to Borrowers and their respective affiliates with the same degree of care as they treat their own confidential information. Bank and BAS further advise Equity Investors that they will not make available to Equity Investors confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, Equity Investors agree that Bank and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning Equity Investors, Borrowers or any of their respective affiliates that is or may come into the possession of Bank, BAS or any of such affiliates.

Bank and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank or BAS, as applicable, to identify you in accordance with the Patriot Act.

All of Holdings' reimbursement, indemnification and confidentiality obligations set forth in this letter and the Term Sheet shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder, except to the extent modified by such definitive documentation.

If Holdings breaches any of its obligations or agreements set forth in this letter, and Holdings does not cure or remedy such breach promptly after receipt of written notice of such breach from Bank or BAS, at Bank's and BAS's option this letter and Bank's and BAS's commitment hereunder shall terminate and Equity Investors shall forfeit any unused portion of the Deposit and any fees paid to Bank and BAS prior to such termination.

This letter, the Term Sheet and the Fee Letter shall be governed by laws of the State of New York without regard to principles of conflict of law. Each of Holdings, Bank and BAS hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Equity Investors, Bank or BAS in the negotiation, performance or enforcement hereof.

This letter, the Term Sheet and the Fee Letter set forth the entire understanding of Equity Investors, Bank and BAS with respect to the Senior Credit Facility and supersede all prior negotiations, understandings, commitments, term sheets, and agreements between such parties in respect of the transactions described herein and in the Term Sheet. No condition or other term of this letter or the Term Sheet may be waived or modified except by a writing signed by Holdings, Bank and BAS. The requirement of a writing to waive or modify provisions of this letter cannot itself be waived or otherwise negated by any agreement or other conduct of the parties, express or implied, other than by a writing to that effect signed by the parties. This letter is not assignable by Holdings without Bank's and BAS's prior written consent and is intended to be solely for the benefit of Holdings, Bank, BAS and the other Indemnified Parties.

This commitment will expire at 5:00 p.m., Atlanta, Georgia time on March 30, 2007 (the "Expiry Date"), unless Holdings accepts this commitment by having one of its authorized officers execute this letter and the Fee Letter (each of which may be signed in one or more counterparts) and return them to Bank prior to that time (which may be by facsimile transmission or portable document format by electronic mail). This commitment may be terminated (together with all obligations of Bank, BAS and Equity Investors hereunder) (i) at any time by Holdings or (ii) by Bank or BAS if Holdings fails to pay any fees payable pursuant to the Fee Letter or otherwise fails to cure any breach of its obligations hereunder promptly after written notice thereof from Bank. Notwithstanding the foregoing, the reimbursement and indemnification provisions herein and in the Term Sheet shall survive any termination of this commitment, except to the extent that this letter is superseded by the duly executed Transaction Documents. After Holdings' timely acceptance of this commitment as provided herein, this commitment will expire on July 31, 2007, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that BAS and Bank will devote to the Senior Credit Facility, Holdings agrees that, until such expiration, it will not, and will cause Borrowers not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for Borrowers and their respective subsidiaries with respect to the matters addressed in this letter.

By its signature hereinbelow, Applica herby acknowledges and agrees that it is jointly and severally liable with Holdings to Bank, BAS, Agent and Lenders for all indemnification and financial obligations of Holdings hereunder.

Bank and BAS are pleased to offer the financing contemplated by this letter, and we look forward to working with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.


By: /s/ Robert Moore
    ---------------------------------
Title: SVP


BANC OF AMERICA SECURITIES LLC


By: /s/ Robert Moore
    ---------------------------------
Title: SVP

                       [Signatures continued on next page]

Accepted and Agreed to as of March 23, 2007:

APN HOLDING COMPANY, INC.


By: /s/ Philip Falcone
    ---------------------------------
Title:
       ------------------------------


APPLICA INCORPORATED


By: /s/ Terry Polistina
    ---------------------------------
Title: Chief Operating Officer and
       Chief Financial Officer

                                   EXHIBIT A

                         SUMMARY OF TERMS AND CONDITIONS

THE FOLLOWING IS A SUMMARY OF THE TERMS AND CONDITIONS WITH RESPECT TO THE ESTABLISHMENT OF THE SENIOR CREDIT FACILITY REFERENCED IN THE LETTER (THE "COMMITMENT LETTER") ACCOMPANYING THIS SUMMARY OF TERMS AND CONDITIONS ("TERM SHEET") AND IS NOT INTENDED TO SET FORTH ALL OF THE PROVISIONS THAT ARE CUSTOMARILY REQUIRED BY BANK OF AMERICA, N.A. ("BANK") IN TRANSACTIONS OF THE TYPE DESCRIBED HEREIN AND THAT MAY BE INCLUDED IN THE DOCUMENTATION FOR THE SENIOR CREDIT FACILITY.

COMPANY: Salton, Inc., a Delaware corporation, which, after giving effect to the Merger (as defined in the Commitment Letter), will be the parent of Applica (as defined in the Commitment
                                 Letter) and its subsidiaries.

EQUITY INVESTORS:                Harbinger Capital Partners Master Fund I, L.P.
                                 and Harbinger Capital Partners Special
                                 Situations Fund, L.P.

BORROWERS:                       The Company and each U.S. subsidiary of the
                                 Company that is designated by Bank, including,
                                 without limitation, Applica.

GUARANTORS:                      The obligations of Borrowers and subsidiaries
                                 under the Senior Credit Facility and under any
                                 treasury management, interest rate protection
                                 or other hedging arrangements entered into with
                                 a Lender (or any affiliate thereof) will be
                                 guaranteed by each existing and future direct
                                 and indirect domestic subsidiary of the Company
                                 and each direct and indirect foreign subsidiary
                                 that constitutes a guarantor under the Existing
                                 Credit Agreement (and corresponding entities
                                 that constitute direct or indirect foreign
                                 subsidiaries of the Company) (collectively, the
                                 "Guarantors"). All guarantees will be
                                 guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL
AGENT: Bank, in its capacity as administrative and collateral agent (in such capacity, the "Agent") under the Senior Credit Facility.

SOLE LEAD ARRANGER AND BOOK
MANAGER:                         Banc of America Securities LLC ("BAS").

LENDERS: Bank and other banks, financial institutions and institutional lenders acceptable to BAS and Bank selected in consultation with Borrowers.

ISSUING BANK:                    The issuer for Letters of Credit (defined
                                 below) will be Bank.

SENIOR CREDIT FACILITY:          A senior secured revolving credit facility (the
                                 "Senior Credit Facility") in an aggregate
                                 amount equal to $250 million,(1) pursuant to
                                 which Borrowers may obtain loans ("Revolver
                                 Loans") and letters of credit ("Letters of
                                 Credit") from time to time, up to an amount
                                 outstanding equal to the Borrowing Base
                                 (defined below) at such time. Each Borrower
                                 will be jointly and severally liable for all
                                 Revolver Loans, Letters of Credit and other
                                 obligations owing to Agent or Lenders. All
                                 Revolver Loans will be Base Rate Loans or LIBOR
                                 Loans.

                                 Up to an aggregate of $20,000,000 million of the Senior Credit Facility will be available for swingline advances ("Swingline Loans") to be made available to Borrowers by Bank between settlement dates for settlement among Lenders.
                                 Swingline Loans will constitute usage under the Senior Credit Facility, and Swingline Loans will reduce Availability (defined below) on a dollar-for-dollar basis.

                                 As a subfacility of the Senior Credit Facility, Issuing Bank will issue (and each Lender will be deemed to have purchased a pro rata participation in the risk related to) one or more Letters of Credit for the account of Borrowers, on Borrowers' request therefor from time to time, subject to Issuing Bank's customary terms and conditions and provided that at the time of the proposed issuance and after giving effect thereto the outstanding amount of Revolver Loans to Borrowers does not exceed the Borrowing Base. Each Letter of
                                 Credit will have an expiry date not later than 15 days prior to the Maturity Date or more than 12 months from the date of issuance for standby letters of credit or more than 6 months from the date of issuance for documentary letters of credit, and all drafts drawn on Letters of Credit shall be reimbursed on the same business day as the business day on which a drawing is honored. If the Termination Date (defined below) occurs prior to the expiration of any Letter of Credit, each Letter of Credit will be replaced and returned to Issuing Bank undrawn and marked "cancelled" on or prior to the Termination Date, or to the extent that Borrowers are unable to replace a Letter of Credit, such Letter of Credit shall be (a) secured by a back-to-back letter of credit in an amount equal to 105% of the undrawn amount of such Letter of Credit in form reasonably satisfactory to Agent and Issuing Bank or (b) collateralized in an amount equal to 105% of the undrawn amount of such Letter of Credit by the deposit of cash in such percentage amount into an account established by Borrowers at Bank but under the sole and exclusive control of Agent.

                                 All payments with respect to the Revolver
                                 Loans, Letters of Credit and other obligations owing under the Senior Credit Facility from time to time shall be

----------
(1)  The sign "$" means U.S. dollars.

                                 made to Agent and Lenders without any offset or counterclaim and free and clear of all taxes.

ACCORDION FEATURE:               The Senior Credit Facility will include a
                                 provision permitting Borrowers from time to
                                 time to request an increase in the aggregate
                                 amount of the Senior Credit Facility by up to
                                 $75 million with additional commitments from
                                 Lenders or new commitments from other financial
                                 institutions acceptable to Bank in its
                                 reasonable discretion, provided that (i) no
                                 default or event of default exists at the time
                                 of any such increase, (ii) although Lenders
                                 will have a pro rata right of first refusal to
                                 participate in such increase, no Lender will be
                                 obligated to increase its commitment, which
                                 decision will be made in the sole discretion of
                                 each Lender, and (iii) the effectiveness of any
                                 such increase will be subject to the successful
                                 syndication of the increased commitments.

USE OF PROCEEDS:                 Proceeds received by Borrowers under the Senior
                                 Credit Facility may be used by Borrowers to
                                 refinance existing indebtedness and preferred
                                 stock to finance part of the Merger (as defined
                                 in the Commitment Letter), to pay fees and
                                 expenses, to finance ongoing working capital
                                 needs and for other lawful purposes not
                                 otherwise restricted or prohibited by the
                                 Transaction Documents (defined below).

CLOSING DATE:                    On or before July 31, 2007 (the "Closing
                                 Date").

BORROWING BASE/AVAILABILITY:     Revolver Loans outstanding under the Senior
                                 Credit Facility may not exceed the "Borrowing
                                 Base," which, on any date, shall be an amount
                                 equal to the lesser of the Maximum Revolver
                                 Amount (defined below) or the sum of the
                                 following on such date:

                                      (a) 85% of the aggregate amount of
                                      Eligible Accounts, plus:

                                      (b) the lesser of (i) 85% (or 100% during the period commencing on July 1, 2007 and ending on December 31, 2007 and commencing on August 1 and ending on December 31 of each year thereafter (the "Seasonal
                                      Period")) of the net orderly liquidation value of Eligible Inventory (as determined from time to time pursuant to an appraisal of such inventory commissioned by Agent), or (ii) except during any Seasonal Period, 70% of the book value, calculated at the lower of cost (determined on a FIFO accounting basis) or market, of such Eligible Inventory that is not Eligible
                                      In-Transit Inventory, plus:

                                      (c) the lesser of (i) 85% (or 100% during the period commencing on July 1, 2007 and ending on December 31, 2007 and commencing on August 1 and ending on December 31 of each year thereafter (the "Seasonal
                                      Period")) of the net orderly liquidation value of Eligible In-

                                      Transit Inventory (as determined from time to time pursuant to an appraisal of such inventory commissioned by Agent), or (ii) except during any Seasonal Period, 70% of the book value, calculated at the lower of cost (determined on a FIFO accounting basis) or market, of Eligible In-Transit
                                      Inventory, minus:

                                      (d) the Reserves (defined below).

                                 "Maximum Revolver Amount" means an amount equal to $250 million minus the sum of (i) all Letters of Credit issued under the Senior
                                 Credit Facility and outstanding on such date,
                                 (ii) Letters of Credit for which there is a pending request by any Borrower for issuance, and (iii) Revolver Loans for which there is a pending request by any Borrower for funding.

                                 "Availability" means, on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the Revolver Loans outstanding is subtracted from the Borrowing Base on such date.

                                 Subject to the right of Bank and BAS to make
                                 reasonable adjustments, changes and additions
                                 to address Borrowing Base, eligibility and
                                 related matters revealed by Bank's and BAS's
                                 due diligence with respect to the Company or
                                 that Bank and BAS believe are reasonably
                                 necessary to ensure a successful syndication,
                                 Eligibility criteria, Availability baskets,
                                 defined terms (including, but not limited to,
                                 "Eligible Accounts," "Eligible Inventory,"
                                 "Eligible In-Transit Inventory," "In-Transit
                                 Inventory," "In-Transit Perfection Documents"
                                 and "Reserves" (excluding, however, the
                                 $10,000,000 "Availability Reserve" under the
                                 Existing Credit Agreement)), reserves and other
                                 Borrowing Base criteria, sublimits (including,
                                 without limitation, sublimits with respect to
                                 Eligible In-Transit Inventory destined to the
                                 United States or Canada, respectively, Applica
                                 Asia Serviced Accounts and Eligible Accounts
                                 owing by account debtors located in, and
                                 Eligible Inventory of Applica Americans located
                                 in, Puerto Rico, and Eligible Inventory located
                                 in Canada) and provisions in the Transaction
                                 Documents will be based upon and similar to
                                 those set forth in the Second Amended and
                                 Restated Credit Agreement dated December 23,
                                 2005, among Applica and certain of its
                                 affiliates, as "Borrowers," Bank, as the
                                 Administrative and Collateral Agent, and
                                 certain financial institutions party thereto
                                 from time to time as "Lenders" (as amended, the
                                 "Existing Credit Agreement"). Notwithstanding
                                 the foregoing, the concentration limit in the
                                 definition of Eligible Accounts shall not
                                 include accounts to any one account debtor or
                                 group of affiliated account debtors (other than
                                 Wal-Mart Stores, Inc.) that are in excess of
                                 20% of total accounts and accounts to Wal-Mart
                                 Stores, Inc. and affiliates that are in excess
                                 of 30% of total accounts.
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REVOLVER LOAN REPAYMENTS:        The principal amount of Revolver Loans shall be
                                 due and payable in full (together with all
                                 interest, fees and other charges payable in
                                 connection therewith and all other liabilities
                                 and obligations under the Senior Credit
                                 Facility) on the Termination Date; provided,
                                 however, that during each Springing Dominion
                                 Period, the principal amount of Revolver Loans
                                 outstanding shall also be paid on receipt by
                                 any Borrower or Agent of any proceeds of
                                 Collateral (to be applied first to Revolver
                                 Loans outstanding as Base Rate Loans and then
                                 to Revolver Loans outstanding as LIBOR Loans).
                                 Notwithstanding the foregoing, if on any date
                                 the aggregate amount of Revolver Loans exceeds
                                 the Borrowing Base on such date, Borrowers will
                                 be obligated to pay the excess on demand. All
                                 of the other obligations outstanding under the
                                 Loan Agreement (defined below) will be paid on
                                 the due date thereof as provided in the
                                 Transaction Documents (defined below), or, in
                                 the absence of specification in the Transaction
                                 Documents, on the sooner to occur of Agent's
                                 demand or the Termination Date. As used herein,
                                 the term "Springing Dominion Period" shall mean
                                 any period commencing on the date on which
                                 Availability is less than $30,000,000 and
                                 continuing until the 90th consecutive day on
                                 which Availability equals or exceeds
                                 $40,000,000 so long as no event of default
                                 under the Transaction Documents has occurred
                                 and is continuing as of such date. During any
                                 Springing Dominion Period, Agent and Lenders
                                 shall be entitled to complete dominion over all
                                 proceeds and collections with respect to the
                                 Collateral, and Borrowers and Guarantors shall
                                 cause all such proceeds to be deposited in a
                                 dominion account pursuant to such lock box or
                                 other arrangements as may be satisfactory to
                                 Agent and Lenders (which arrangements shall be
                                 established concurrently with or promptly after
                                 the Closing Date).

                                 Borrowers shall have the right to prepay the Revolver Loans at any time and from time to time without premium or penalty, except for the payment of breakage fees and other costs incurred in connection with the payment of any LIBOR Loans prior to the expiration of the applicable interest period.

COLLATERAL:                      All Revolver Loans, Letters of Credit and other
                                 obligations of Borrowers to Agent, Issuing Bank
                                 and Lenders under the Senior Credit Facility
                                 and obligations associated with the provision
                                 of bank products (whether or not provided under
                                 the Senior Credit Facility) will be secured by
                                 duly perfected, first priority liens upon all
                                 of the following types or items of property of
                                 each Borrower and each Guarantor (collectively,
                                 the "Collateral"):

                                      All of the following property of such
                                      Borrower and such Guarantor, whether now
                                      existing or hereafter created or acquired
                                      (and whether acquired prior to or during
                                      the pendency of any bankruptcy case or
                                      other insolvency proceeding), wherever
                                      located: (i) all accounts receivable; (ii)
                                      all inventory (clauses (i) and (ii)
                                      collectively the "Specified Collateral");
                                      (iii) all deposit accounts, investment
                                      accounts or other investment property,
                                      instruments, chattel paper, documents,
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                                      letter-of-credit rights, supporting
                                      obligations and commercial tort claims, in
                                      each case to the extent arising out of,
                                      relating to or given in exchange or
                                      settlement for any of the Specified
                                      Collateral or given to evidence the
                                      obligation to pay any account receivable;
                                      (ii) all general intangibles (other than
                                      patents, trademarks, tradenames and
                                      copyrights) that arise out of, relate to
                                      or govern any of the Specified Collateral
                                      or from which any of the Specified
                                      Collateral arises; (v) all cash collateral
                                      or cash equivalents held in a deposit
                                      account, investment account or other cash
                                      collateral account and under the control
                                      of Agent, Lenders or Issuing Bank or a
                                      bailee of Agent, Lenders or Issuing Bank;
                                      (vi) all products and cash and non-cash
                                      proceeds of the foregoing, including
                                      proceeds of insurance in respect of any of
                                      the foregoing; (vii) all books and records
                                      (including customer lists, files,
                                      correspondence, tapes, computer programs,
                                      print-outs and other computer materials
                                      and records) of such Borrower or such
                                      Guarantor pertaining to any of the
                                      foregoing.

                                 The perfection and priority of the foregoing liens and security interests will be supported by such landlord and mortgagee waivers, warehouseman and bailee letters, third party consents and other agreements that shall be reasonably requested by Agent, in each case being in form and substance satisfactory to Agent.

                                 The foregoing description of Collateral shall be in addition to, and not in lieu of, any right of offset that any Lender may have with respect to any bank accounts of any Borrower or Guarantor (collectively, the "Obligors") at such Lender or the right of Agent or Issuing
                                 Bank with respect to any monies held by Agent or Issuing Bank to cash collateralize any letter of credit (and any reimbursement obligations with respect thereto) as required by the Transaction Documents.

                                 In addition, Agent will be granted an
                                 irrevocable, non-exclusive license or other
                                 right to use, license or sub-license
                                 (exercisable without payment of royalty or
                                 other compensation to any Obligor or any other
                                 person or entity) any or all of each Borrower's
                                 and Guarantor's owned intellectual property
                                 (including, without limitation, patents,
                                 trademarks, tradenames, copyrights and rights
                                 under licenses and franchise agreements with
                                 respect to the foregoing) and all of each
                                 Borrower's and Guarantor's computer hardware
                                 and software, trade secrets, brochures,
                                 customer lists, promotional and advertising
                                 materials, labels, and packaging materials, and
                                 any property of a similar nature, for Agent's
                                 use in advertising for sale, marketing, selling
                                 and collecting and in completing the
                                 manufacturing of any Collateral in connection
                                 with the exercise by Agent of its rights and
                                 remedies under the Transaction Documents.
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MATURITY/TERMINATION:            The Senior Credit Facility, and all obligations
                                 thereunder, will mature and will be repaid in
                                 full, and the commitments thereunder will
                                 terminate, upon the earlier of (i) 60 months
                                 after the Closing Date (the "Maturity Date"),
                                 or (ii) the termination of the Senior Credit
                                 Facility in accordance with the Loan Agreement
                                 (together with the Maturity Date, the
                                 "Termination Date"). Borrowers may terminate
                                 the Senior Credit Facility at any time upon 3
                                 Business Days prior written notice to Agent,
                                 and Agent and Lenders may terminate the Senior
                                 Credit Facility at any time an event of default
                                 exists. Any notice of termination shall be
                                 revocable if Borrowers deliver a revocation
                                 notice to Agent prior to the applicable
                                 specified termination date.

INTEREST, FEES AND EXPENSES:     See Schedule 1 attached hereto.

TRANSACTION DOCUMENTS:           The instruments and agreements evidencing or
                                 securing the Senior Credit Facility
                                 (collectively, the "Transaction Documents")
                                 will be in accordance with transaction
                                 documents of the type customarily utilized by
                                 Bank in similar asset-based lending and
                                 purchase transactions and otherwise mutually
                                 acceptable to Agent and Lenders on the one hand
                                 and Obligors on the other.

REPRESENTATIONS AND
WARRANTIES:                      The Transaction Documents will contain
                                 representations and warranties of Obligors of a
                                 type customarily contained in documentation for
                                 asset-based lending and purchase transactions
                                 of a similar nature (subject to exceptions,
                                 qualifications and limitations to be
                                 negotiated), including, but not limited to,
                                 proper organizational status and authority of
                                 Obligors; valid, binding and enforceable nature
                                 of the Transaction Documents; the absence of
                                 any violation of existing agreements in
                                 connection with the execution, delivery and
                                 performance of the Transaction Documents and
                                 the absence of any requirement to obtain
                                 governmental or other approvals incident
                                 thereto; ongoing solvency of each Obligor;
                                 proper filing by each Obligor of all tax
                                 returns and the payment of all required taxes;
                                 compliance by each Obligor with applicable
                                 laws, including all environmental laws; absence
                                 of labor strikes and threats of work stoppages;
                                 absence of adverse agreements or existing
                                 defaults or non-permitted liens; the ownership
                                 by each Obligor of all real and personal
                                 property necessary to the conduct of its
                                 business and as shown on its financial
                                 statements; absence of any termination,
                                 cancellation or limitation of, or any
                                 materially adverse modification or change in,
                                 any material agreement or business relationship
                                 of Obligors with any material customer;
                                 accuracy and completeness of all information
                                 supplied to Agent and Lenders, including
                                 financial statements; absence of any
                                 undisclosed litigation or material grievances,
                                 disputes or strikes by any employees or
                                 organization of employees of any Obligors;
                                 absence of any transaction or use of proceeds
                                 under the Senior Credit Facility that would be
                                 violative of the Patriot Act (as defined in the
                                 Commitment Letter); the absence of any brokers
                                 utilized by any Obligor in respect of any of
                                 the transactions contemplated by
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                                 any of the Transaction Documents except as
                                 otherwise disclosed in the Transaction
                                 Documents; and compliance of each Obligor with
                                 all pension and other benefit plans and all
                                 laws and regulations applicable thereto. All
                                 representations and warranties will be deemed
                                 to have been made and reaffirmed on each date
                                 that any request is made for a Revolver Loan or
                                 Letter of Credit, except for such
                                 representations and warranties, which by their
                                 terms are limited to the Closing Date. Subject
                                 to deviations between the transaction evidenced
                                 by the Existing Credit Agreement and the Senior
                                 Credit Facility and the inclusion of
                                 representations and warranties that BAS and
                                 Bank believe are reasonably necessary to ensure
                                 a successful syndication, the representations
                                 and warranties in the Transaction Documents
                                 will be generally consistent with those set
                                 forth in the Existing Credit Agreement.

AFFIRMATIVE COVENANTS:           The Transaction Documents will include
                                 affirmative covenants of a type customarily
                                 contained in documentation for asset-based
                                 lending and purchase transactions of a similar
                                 nature (subject to exceptions, qualifications
                                 and limitations to be negotiated), including,
                                 but not limited to, requirements for each
                                 Obligor to cooperate with Agent in connection
                                 with Agent's field examinations and visits; to
                                 notify Agent of any litigation, breach of any
                                 material contracts, asserted violations of law
                                 and other similar notices regarding material
                                 events; to maintain financial statements in
                                 accordance with generally accepted accounting
                                 principles ("GAAP"); to comply with all
                                 applicable laws and maintain corporate
                                 existence and good standing in all requisite
                                 jurisdictions; to maintain insurance (property,
                                 casualty, liability and business interruption
                                 insurance) with acceptable insurance companies
                                 against risks and in amounts customary for
                                 similar businesses and naming Agent as
                                 mortgagee/loss payee (as appropriate and
                                 reasonably required by Agent); to submit to
                                 Agent Borrowing Base reports (on a form
                                 customarily required by Agent (calculating the
                                 Borrowing Base as of the date of each
                                 certificate) with such frequency as Agent may
                                 require (but no more frequently than on a
                                 weekly basis except during a Springing Dominion
                                 Period or if an event of default exists) and
                                 receivables agings and other reports
                                 customarily required by Agent; and to discharge
                                 on a timely basis all obligations under
                                 material contracts and to continue all material
                                 contracts in full force and effect (including
                                 trademark and other intellectual property,
                                 license agreements and customer contracts).
                                 Subject to deviations between the transaction
                                 evidenced by the Existing Credit Agreement and
                                 the Senior Credit Facility and the inclusion of
                                 affirmative covenants that BAS and Bank believe
                                 are reasonably necessary to ensure a successful
                                 syndication, the affirmative covenants in the
                                 Transaction Documents will be generally
                                 consistent with those set forth in the Existing
                                 Credit Agreement.

NEGATIVE COVENANTS:              The Transaction Documents will include negative
                                 covenants of a type customarily contained in
                                 documentation for asset-based lending and
                                 purchase transactions of a similar nature
                                 (subject to exceptions, qualifications and
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                                 limitations to be negotiated), including, but
                                 not limited to, those that prohibit or restrict
                                 changes in any Obligor's business, changes to
                                 any Obligor's fiscal year; voluntary
                                 prepayments of any subordinated indebtedness;
                                 loans to any persons or entities; sales of
                                 assets outside the ordinary course of business;
                                 mergers, acquisitions, reorganizations and
                                 recapitalizations; liens other than those in
                                 favor of Agent, certain statutory liens
                                 securing debts that are not past due and are
                                 incurred by an Obligor in the ordinary course
                                 of business, certain consensual security
                                 interests in assets of an Obligor to the extent
                                 that such assets do not comprise Collateral,
                                 and other liens of a type customarily permitted
                                 in asset-based lending transactions of a
                                 similar type (collectively, "Permitted Liens");
                                 guarantees; debt incurrence, including the
                                 incurrence of indebtedness secured by any
                                 Collateral; transactions with affiliates (other
                                 than intercompany loans as permitted above);
                                 investments, redemptions and other
                                 distributions; and capital expenditures.
                                 Subject to deviations between the transaction
                                 evidenced by the Existing Credit Agreement and
                                 the Senior Credit Facility and the inclusion of
                                 negative covenants that BAS and Bank believe
                                 are reasonably necessary to ensure a successful
                                 syndication, the negative covenants in the
                                 Transaction Documents will be generally
                                 consistent with those set forth in the Existing
                                 Credit Agreement.

CONDITIONS PRECEDENT TO EACH
BORROWING UNDER THE SENIOR
CREDIT FACILITY:                 Each borrowing or issuance or renewal of a
                                 Letter of Credit under the Senior Credit
                                 Facility will be subject to satisfaction of
                                 certain conditions precedent of a type
                                 customarily contained in documentation for
                                 asset-based lending and purchase transactions
                                 of a similar nature, including, but not limited
                                 to, the following conditions precedent: (i) all
                                 of the representations and warranties in the
                                 loan documentation shall be materially true and
                                 correct; (ii) no defaults or events of default
                                 shall have occurred and be continuing; (iii)
                                 the aggregate principal amount of all
                                 outstanding advances to Borrowers cannot exceed
                                 Availability on such date.

EVENTS OF DEFAULT:               The Transaction Documents will include defaults
                                 and events of default of a type customarily
                                 included in documentation for asset-based
                                 lending and purchase transactions of a similar
                                 nature (subject to cure periods, materiality
                                 qualifiers and grace periods to be negotiated),
                                 including, but not limited to, breaches of
                                 covenants, commencement of insolvency
                                 proceedings, misrepresentations, change of
                                 control, judgments, failure to pay any
                                 obligations when due to Agent, Lenders or
                                 Issuing Bank, and purported revocation of or
                                 breach under any guaranty.

SPECIAL TERMS AND CONDITIONS:    The Transaction Documents will contain the
                                 following special terms and conditions:
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                                 1.   Borrowers' compliance with a consolidated
                                      fixed charge coverage ratio based on
                                      EBITDA (with adjustments to be negotiated
                                      by the parties) of 1.0 to 1.0 (to be
                                      increased to levels to be negotiated by
                                      the parties), tested monthly, but
                                      applicable only during a Springing
                                      Dominion Period. There shall be a 10-day
                                      cure period in favor of Borrowers with
                                      respect to the fixed charge coverage ratio
                                      covenant within which time Equity
                                      Investors shall have the right, but not
                                      the obligation, to make an equity
                                      contribution (or to provide subordinated
                                      debt pursuant to a debt subordination
                                      agreement reasonably acceptable to Agent)
                                      to Borrowers in an amount sufficient to
                                      cure any failure by Borrowers to satisfy
                                      the fixed charge coverage ratio for the
                                      testing period in question.

                                 2. Borrowers' agreement to provide Bank and Lenders periodic financial and collateral reporting, including, but not limited to, annual audited consolidated and consolidating financial statements prepared in accordance with consistently applied GAAP; monthly internally prepared financial statements on a consolidated and consolidating basis; periodic Borrowing
                                      Base certificates; and receivables agings and inventory reports.

                                 3.   The agreement of Borrowers to cause all
                                      proceeds of Collateral to be forwarded to a lockbox or, with Bank's consent, deposited in a blocked account (with Agent and Lenders to have complete dominion over all such proceeds during each Springing
                                      Dominion Period).

                                 4.   Obligors will deliver Projections
                                      (covering a period of 5 fiscal years, with the first year of such 5-year period to be on a month-by-month basis) to Agent on or before the Closing Date with annual updates thereafter.

                                 5.   Borrowers agreement to obtain, or
                                      cooperate with Agent in its efforts to
                                      obtain, and to pay, or reimburse Agent
                                      for, the cost of, appraisals of Borrowers' inventory, (i) not more than two times during each year if Availability is equal to or greater than an amount to be negotiated by the parties, and (ii) not more than three times during each year if Availability is less than such amount.

                                 6.   Borrowers shall be permitted to make
                                      payments of principal on the Additional
                                      Debt in the amount of $15 million on
                                      February 28, 2008 and $10 million on June
                                      30, 2008, provided that Borrowers may not
                                      use proceeds of Revolver Loans or other
                                      extensions of credit under the Senior
                                      Credit Facility or proceeds of Collateral
                                      if, after giving effect to each such
                                      payment, Availability would be less than
                                      $25 million.
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YIELD PROTECTION, INCREASED
COSTS AND TAXES:                 The Transaction Documents will incorporate
                                 customary yield protection and indemnification
                                 provisions, including, but not limited to,
                                 capital adequacy requirements, in order
                                 satisfactorily to compensate Lenders in the
                                 event that any changes in the Basel Committee
                                 regulations or any future law, requirement or
                                 guideline or request of relevant authority
                                 shall increase cost, reduce payments or
                                 earnings, or increase capital requirements. In
                                 addition to and without limiting the generality
                                 of the foregoing, the Transaction Documents
                                 will incorporate customary provisions by which
                                 Obligors will indemnify Agent, Lenders and
                                 Issuing Bank from any liability, cost or
                                 expense associated with any withholding taxes
                                 and will provide for the payment to Agent,
                                 Lenders and Issuing Bank such amounts as may be
                                 necessary to make whole any deduction from any
                                 payment required to be made for any withholding
                                 taxes.

CONDITIONS PRECEDENT:            The establishment of the Senior Credit Facility
                                 will be subject to the fulfillment of a number
                                 of conditions precedent, on a timely basis (so
                                 as to allow Agent, Lenders, Issuing Bank and
                                 BAS to conclude the normal arrangements for the
                                 establishment of the Senior Credit Facility and
                                 the documentation therefor) and in a manner
                                 satisfactory to Bank and BAS, including, but
                                 not limited to, the following:

                                 1.   The negotiation, execution and delivery by
                                      Agent, Lenders and Borrowers, as
                                      applicable, of all of the Transaction
                                      Documents, in form and content reasonably
                                      satisfactory to Agent and Lenders and
                                      their respective counsel, including, but
                                      not limited to, In-Transit Perfection
                                      Documents and an appropriate intercreditor
                                      agreement with the holder of the
                                      Additional Debt. Without limiting the
                                      generality of the foregoing, such
                                      intercreditor agreement with the holder of
                                      the Additional Debt shall, among other
                                      things, provide for the subordination by
                                      the holder of the Additional Debt of all
                                      liens at any time acquired by such holder
                                      on the Collateral to the security
                                      interests and liens of Agent on the
                                      Collateral, provide that the intercreditor
                                      agreement is enforceable in any insolvency
                                      proceeding, shall include the right of
                                      Agent to use any and all of the
                                      intellectual property of Borrower, as
                                      provided herein or otherwise agreed by
                                      Agent and the holder of the Additional
                                      Debt, now and hereafter in existence to
                                      facilitate Agent's realization on the
                                      Collateral for the Senior Credit Facility,
                                      include an acknowledgment by the holder of
                                      the Additional Debt of Availability
                                      thresholds in the Transaction Documents
                                      that Borrowers must satisfy in order to
                                      use proceeds of Revolver Loans or other
                                      extensions of credit under the Senior
                                      Credit Facility or proceeds of Collateral
                                      to make principal amortization payments to
                                      the holder of the Additional Debt and
                                      shall include such other terms as are
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                                      customarily required by Bank and BAS in
                                      intercreditor agreements of substantially
                                      similar type.

                                 2.   Since the date of the last financial
                                      statements delivered to Bank, no change
                                      occurs in the assets, liabilities,
                                      business, condition (financial or
                                      otherwise) or results of operations of any Borrower that would have a Material
                                      Adverse Effect. As used herein, the term
                                      "Material Adverse Effect" shall have the meaning ascribed to it in the Existing
                                      Credit Agreement.

                                 3. Agent's receipt of such waiver agreements with respect to leased or rented locations where any inventory of a Borrower is located and other third party documents as Agent may require, all in form and substance reasonably acceptable to Agent and by which such landlord or other party shall subordinate in favor of the liens of Agent all liens and other claims that such landlord or other party may have with respect to any such inventory in its possession and affording Agent a reasonable opportunity to repossess or reclaim any of such inventory after the occurrence of an event of default under the Transaction Documents.

                                 4.   Bank's receipt of pro forma financial
                                      statements and projections with respect to Obligors as Bank reasonably deems appropriate.

                                 5.   Bank's receipt of assurance reasonably
                                      satisfactory to it (including filing
                                      receipts and local counsel opinion
                                      letters) that the security interests and other liens (and, as applicable, fixed charge) granted to Agent by each Obligor will constitute a duly perfected, first priority security interests and liens
                                      (and, as applicable, fixed charge) with
                                      respect to all of the Collateral of such Obligor, as applicable.

                                 6.   Bank's receipt of assurance reasonably
                                      satisfactory to it that, as of the Closing
                                      Date, there will be no liens or charges
                                      with respect to any of the Collateral
                                      other than Permitted Liens.

                                 7.   Borrowers' consolidated fixed charge
                                      coverage ratio for the 12-month period
                                      most recently ended is not less than 1.0 to 1.0 based on EBITDA (with adjustments to be negotiated by the parties).

                                 8.   Consummation of the Additional Debt
                                      facility on terms described herein and
                                      otherwise reasonably acceptable to Bank
                                      concurrently with consummation of
                                      transactions contemplated by Transaction
                                      Documents.

                                 9.   With respect to each Obligor, Agent's
                                      receipt of certified board resolutions
                                      approving the transactions contemplated by
                                      the Transaction Documents, in form
                                      reasonably acceptable to Agent.
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                                 10.  Agent's and Lenders' receipt and approval
                                      of such opinions from reasonably
                                      acceptable legal counsel to Obligors
                                      regarding the due organization and valid
                                      existence of each entity, the due
                                      execution of the Transaction Documents by
                                      each entity, the enforceability of such
                                      Transaction Documents against each entity
                                      and the absence of any known violations of
                                      law or breaches of contract that would in
                                      either case result from the execution,
                                      delivery or performance of the Transaction
                                      Documents, and the absence of any known
                                      material litigation pending or threatened
                                      against any such entity and such other
                                      matters as may be reasonably required by
                                      Agent and Lenders.

                                 11. Borrowers' compliance on the Closing Date with all covenants contained in the Transaction Documents and the absence of any fact or circumstance constituting an event of default or an event or condition which, with the passage of time or the giving of notice, or both, would constitute an event of default.

                                 12.  The final terms and conditions of each
                                      aspect of the Transaction, including, but not limited to, all tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Borrower
                                      Information and (ii) otherwise reasonably satisfactory to Lenders. Lenders shall have received true and correct copies of the Merger Agreement (including all schedules and exhibits thereto) regarding the Company and its subsidiaries (the
                                      "Merger Agreement") and all other
                                      agreements, instruments and documents
                                      relating to the Transaction. The Merger
                                      shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.

                                 13. Lenders shall be satisfied that Borrowers shall have at least $230,000,000 of retained or roll-over equity capital from Equity Investors and shall have received
                                      (i) a net capital contribution of at least
                                      $100,000,000 in common or preferred equity from Equity Investors and certain other investors and (ii) gross cash proceeds of at least $175,000,000 from the issuance and sale by Borrowers of the Additional
                                      Debt.

                                 14. Lenders shall have received certification as to the financial condition and solvency of the Company and its subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Company.

                                 15. Lenders shall have received satisfactory evidence that at least 83% of the ownership interest in the Company shall be owned, directly or indirectly, by Equity
                                      Investors and all capital stock of each
                                      Borrower's

                                      subsidiaries shall be owned by such
                                      Borrower or one or more of such Borrower's subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation.

                                 16.  All filings, recordations and searches
                                      necessary or desirable in connection with the liens and security interests referred to above under Collateral shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.
                                      Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by Obligors and their subsidiaries; and Lenders shall have received endorsements naming the
                                      Agent, on behalf of the Lenders, as an
                                      additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Obligors and their respective subsidiaries forming part of the Collateral.

                                 17. Receipt of all governmental, shareholder and third-party consents (including
                                      Hart-Scott-Rodino clearance) and approvals necessary in connection with the
                                      Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Borrowers or their subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Agent could have such effect.

                                 18.  The absence of any action, suit,
                                      investigation or proceeding pending or, to the knowledge of Obligors, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material
                                      Adverse Effect.

                                 19. All loans made by Lenders to Borrowers or any of its affiliates shall be in full compliance with the Federal Reserve's margin regulations.

                                 20. Agent shall be satisfied that the amount of committed financing available to
                                      Borrowers and their subsidiaries shall be sufficient to meet the ongoing financial needs of Borrowers and their subsidiaries after giving effect to the Transaction and there shall be no less that $25 million of Availability as of the Closing Date, after giving effect to the Transaction and all borrowings under the Senior Credit
                                      Facility on such date. Lenders shall be
                                      reasonably satisfied with the amount,
                                      terms, conditions and holders of all
                                      inter-company indebtedness and all
                                      indebtedness and other material
                                      liabilities owing to third parties to be outstanding on and after the Closing Date.

                                 21. The Lenders shall be reasonably satisfied that (i) Borrowers and their subsidiaries will be able to meet its obligations under all employee and retiree welfare plans,
                                      (ii) except for the employee benefits
                                      plans of the Company and its U.K.
                                      subsidiary (which are underfunded), the
                                      employee benefit plans of Borrowers and
                                      their ERISA affiliates are, in all
                                      material respects, funded in accordance
                                      with the minimum statutory requirements,
                                      (iii) no "reportable event" (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability. The Lenders also shall be reasonably satisfied with the shortfall with respect to the employee benefits plan of the Company and the impact of any required catch-up payments on Borrowers.

                                 22. All accrued fees and reasonable expenses of Agent, Lead Arranger and Lenders
                                      (including the reasonable fees and
                                      expenses of counsel for the Agent and Lead
                                      Arranger) shall have been paid.

INDEMNITIES:                     The Transaction Documents will contain
                                 indemnities by Obligors of a type and scope
                                 that are customarily included in documentation
                                 for asset-based lending transactions of a
                                 similar nature (with customary qualifiers for
                                 gross negligence and willful misconduct).
                                 Without limiting the generality of the
                                 foregoing, Obligors will indemnify and hold
                                 harmless Agent, each Lender and each of their
                                 respective shareholders, subsidiaries,
                                 affiliates, officers, directors, employees,
                                 agents and advisors (each an "Indemnified
                                 Party") from and against any and all claims,
                                 damages, losses, liabilities and expenses
                                 (including, without limitation, reasonable fees
                                 and expenses of counsel) that may be incurred
                                 by or asserted or awarded against any
                                 Indemnified Party, in each case arising out of,
                                 in connection with or related to any claim,
                                 investigation, litigation or proceeding
                                 concerning or related to the Transaction
                                 Documents, the Senior Credit Facility, the
                                 funding of any Revolver Loans, the issuance of
                                 any Letters of Credit, the grant or perfection
                                 of any security interest or other lien in any
                                 of the Collateral, or the enforcement of any
                                 rights or remedies of Agent or Lenders under
                                 any of the Transaction Documents or the
                                 performance by any Borrower or other Obligor of
                                 any of its obligations under the Transaction
                                 Documents except and only to the extent that,
                                 as to any Indemnified Party, it shall be
                                 determined in a final, nonappealable judgment
                                 by a court of competent jurisdiction that such
                                 claims, damages, losses, liabilities or
                                 expenses resulted from the gross negligence or
                                 willful misconduct of such Indemnified Party.

ASSIGNMENTS AND
PARTICIPATIONS:                  Usual and customary for asset-based lending
                                 transactions of this type and size. Each Lender
                                 will be permitted to assign all or a portion of
                                 its loans and commitments under the Senior
                                 Credit Facility, or sell participations
                                 therein, to another person(s), provided that
                                 each assignment shall be in a minimum amount of
                                 $5,000,000 and shall be subject to certain
                                 conditions, including the

                                 approval of Borrowers (not to be unreasonably withheld or delayed and required only for so long as no event of default exists) and Agent.
                                 No approval of Borrowers shall be required for assignments to affiliates of or funds managed by any Lender. In no event shall any Obligor
                                 (or any affiliate of any Obligor) be eligible to be a Lender under the Senior Credit
                                 Facility. The payment of a processing and recordation fee of $5,000 will be made by the prospective Lender to Agent.

SYNDICATION MATTERS:             Bank will act as the Agent under the Senior
                                 Credit Facility. In such capacity, Bank will
                                 perform the duties and exercise the authority
                                 customarily associated with such role. No
                                 additional agents, co-agents, arrangers or
                                 syndication managers will be appointed, unless
                                 Borrowers and Bank so agree.

                                 The "Required Lenders" for voting purposes under the Transaction Documents will be Lenders holding greater than 50% of the commitments, provided that certain provisions in the Transaction Documents that customarily require the consent of Agent or all Lenders to amend or waive may not be amended or waived without the consent of Agent or the unanimous consent of all Lenders.

GOVERNING LAW:                   State of New York.

OTHER: This Term Sheet is intended as an outline of certain of the material terms of the Senior
                                 Credit Facility and does not purport to
                                 summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Senior Credit
                                 Facility to the extent not inconsistent with the terms hereof.

                                   SCHEDULE 1

                           INTEREST, FEES AND EXPENSES

UNUSED LINE FEE:         A 25 basis points per annum (calculated on the basis of
                         actual number of days elapsed in a year of 360 days) unused line fee calculated on the unused portion of the Senior Credit Facility will be payable monthly in arrears.

INTEREST RATES:          The principal balance of Revolver Loans and other
                         obligations under the Senior Credit Facility will accrue interest, at Borrowers' option, at the LIBOR
                         Rate (1, 2, 3 or 6 month) plus the Applicable Margin or at a variable rate equal to the Base Rate plus the Applicable Margin.

INTEREST RATE TERMS:     The Eurocurrency Rate will be defined in accordance
                         with the Bank's customary practices.

                         The term "Base Rate" means, on any date, a fluctuating interest rate in effect from time to time, which rate per annum will at all times be equal to the higher of the rate of interest in effect for such day as publicly announced from time to time by Bank in Charlotte, North Carolina as its "prime rate" (the "prime rate" being a rate set by Bank based upon various factors, including costs and its desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans which, may be priced at, above or below such announced rate).


                         The term "LIBOR Rate" means, for any applicable interest period, the rate of interest per annum determined pursuant to the following formula:

                         LIBOR Rate =          Offshore Base Rate
                                      --------------------------------------
                                       1.00 - Eurodollar Reserve Percentage

                         Where,

                              "Offshore Base Rate" means the rate per annum
                         appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately at 11:00 a.m. (London time) two business days prior to the first day of such interest period for a term comparable to such interest period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any applicable interest period, the rate per annum appearing on Reuters Screen LIBO Page as the London Interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such interest period for a term comparable to such interest period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any applicable interest period, the rate per annum determined by Agent as the rate of interest at which U.S. dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank's London Branch to major banks in the offshore market at their request at or about 11:00 a.m. (London time) two Business days prior to the first day of such applicable interest period for a term comparable to such interest period.

                         "Eurodollar Reserve Percentage" means, for any date during any applicable interest period, the reserve percentage (expressed as a decimal rounded upwards, if necessary, to the next 1/100th of 1%) in effect on such date applicable to member banks under regulations issued from time to time by the Board of Governors of the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Eurodollar Reserve Percentage for each outstanding LIBOR Loan will be adjusted automatically as of the effective date of any change in such reserve percentage.

                         The term "LIBOR Loans" (i.e., loans bearing interest at the applicable LIBOR Rate) would be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, and minimum dollar amounts of each LIBOR loan.

                         All interest would be calculated on the basis of actual number of days elapsed in a year of 360 days. If an event of default exists under the Transaction Documents, all loans and other obligations would bear interest at a rate 200 basis points in excess of the otherwise applicable rate.

APPLICABLE MARGIN:       The Applicable Margin will initially be set at 1.50%
                         for LIBOR Loans and 0.0% for Base Rate Loans, but will be subject to adjustment, on a quarterly basis, commencing twelve (12) months after the Closing Date based on the pricing grid set forth below:

                         -------------------------------------------------------
                                 Average Quarterly        Applicable
                         Level   Availability             Margin         Base
                         -------------------------------------------------------
                         I       less than or equal
                                 to $25,000,000              2.00%       .25
                         -------------------------------------------------------
                         II      greater than
                                 $25,000,000 but less
                                 than or equal to
                                 $75,000,000                 1.75%       0.0
                         -------------------------------------------------------
                         III     greater than $75,000,000
                                 but less than or equal
                                 to $150,000,000             1.50%       0.0
                         -------------------------------------------------------
                         IV      greater than $150,000,000   1.25%       0.0
                         -------------------------------------------------------

                         For purposes hereof, "Average Quarterly Availability" shall have the meaning ascribed to it in the Existing Credit Agreement.

                         Thereafter, the Applicable Margin will be adjusted quarterly in connection with the delivery to Agent and Lenders of Borrowers' consolidated financial statements and compliance certificates. Interest based on the Base Rate will be due and payable monthly, in arrears, and interest based on LIBOR will be payable monthly, in arrears, and on the last day of the applicable interest period.

LETTER OF CREDIT FEES:   Borrowers will pay to Issuing Bank (a) a letter of
                         credit fee monthly, in arrears, on the undrawn face amount of all Letters of Credit equal to the Applicable
                         Margin for LIBOR Loans (calculated on the basis of actual number of days elapsed in a year of 360 days),
                         (b) a 0.125% fronting fee to Issuing Bank upon the issuance of each Letter of Credit, and (c) Issuing
                         Bank's customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to Letters of Credit.

EXPENSES:                Borrowers will pay or reimburse to Bank and BAS from
                         time to time on demand (a) all reasonable out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of all counsel to Bank and BAS, including, but not limited to, special and local counsel to Bank and BAS) of Bank and BAS associated with the Senior Credit Facility, including costs and expenses of (i) Bank's and BAS's due diligence, including field examinations, and appraisals, (ii) all CUSIP fees for registration with the Standard & Poor's CUSIP Service Bureau, (iii)
                         Agent's obtaining periodic appraisals of the inventory
                         (prior to the Closing Date and an annual basis), and
                         (iv) preparing, administering, syndicating and enforcing all Transaction Documents executed in connection with the Senior Credit Facility, plus (b) a $850 per day per field examiner charge, in addition to all ---- reasonable out-of-pocket expenses for field examinations. Borrowers will remain obligated for all such amounts whether or not the Senior Credit Facility is consummated.